Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR THIRD QUARTER

Newport, New Hampshire – October 14, 2005– New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today reported consolidated net income for the nine months ended September 30, 2005 of $3,921,668 or $0.91 per share (assuming dilution) compared to $3,843,178 or $0.90 per share (assuming dilution) for the first nine months of 2004, an increase of 2.04%. For the quarter ended September 30, 2005, net income totaled $1,368,958, or $.32 per share (assuming dilution) compared to $910,178, or $.21 per share (assuming dilution) for the same period last year, an increase of 50.41%. The Company’s returns on average assets and equity for the nine months ended September 30, 2005 were 0.86% and 11.78%, respectively, compared to 0.88% and 12.41%, respectively, for the same period in 2004.

The $78,490 increase in net income for the nine months ended September 30, 2005 reflects an increase in the amount of $869,407, or 6.27%, in net interest and dividend income, due to a higher volume of loans outstanding, despite continuing margin compression. The Company’s interest rate spread decreased to 3.57% at September 30, 2005 from 4.53% at September 30, 2004 due to rising short-term interest rates. The increase in net-interest income was offset by a decrease in the amount of $212,324 in noninterest income and an increase in the amount of $710,496 in noninterest expense. The decrease in noninterest income was caused by the absence of a pre-tax gain from the sale of investment securities in the 2005 period compared to a $343,410 pre-tax gain on the sale of investment securities realized during the nine months ended September 30, 2004. During the nine months ended September 30, 2005, the Bank opened branches in Peterborough, Enfield and Claremont, New Hampshire, which contributed to the increase in noninterest expense. Also, the absence of the realization of a one-time, non-recurring, pre-tax write-off expense in the amount of $758,000 resulting from the redemption of the Company’s $16,400,000 Trust Preferred Securities (TPS) tempered the Company’s earnings during the nine months ended September 30, 2004. The increase in net income in the amount of $458,780 for the three months ended September 30, 2005, resulted from increases in the amount of $247,151 in net interest and dividend income and $330,226 in noninterest income. The increase in net interest and dividend income was the result of an increase in loans outstanding, which helped to offset continuing margin compression. Noninterest income increased due to increases in customer service fees and net gain on the sales of loans. Noninterest expense for the three months ended September 30, 2005 decreased by $93,725 due primarily to the absence of the above referenced realization of the one-time, non-recurring, pre-tax write-off expense in the amount of $758,000, taken during the third quarter ended September 30, 2004.

Total assets amounted to $635,050,784 at September 30, 2005 compared to $596,058,015 at September 30, 2004, an increase of $38,992,769, or 6.54%. Loans held in portfolio increased by $52,828,083, to $458,054,206, or 13.04%, from $405,226,123 at September 30, 2004, due to the origination of adjustable rate mortgage loans which the Company retains in its portfolio. Total loan production for the nine months ended September 30, 2005 was $186,176,900 compared to $225,231,835 for the same period ended September 30, 2004, reflecting a slow-down in mortgage loan refinancings. Total deposits increased by $32,036,919, or 7.49%, to $459,771,352 at September 30, 2005 from $427,734,433 at September 30, 2004, due in part to the opening of the Company’s three new branches. Asset quality remained strong with non-performing assets as a percentage of total assets amounting 0.03% as of September 30, 2005, compared to 0.14% as of September 30, 2004.

Shareholders’ equity of $45,937,075 at September 30, 2005 resulted in a book value of $10.88 per share, based on 4,220,980 shares of common stock outstanding, an increase of $0.57 per share from a year ago. As previously announced, a regular quarterly dividend of $.125 per share is payable on October 31, 2005 to shareholders of record as of October 24, 2005.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through seventeen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Interest and Dividend Income	$7,352,160	$6,538,528	$21,029,907	$18,781,401
Interest Expense	2,411,766	1,845,285	6,289,374	4,910,275
Net Interest and Dividend Income	4,940,394	4,693,243	14,740,533	13,871,126
Provision for Loan Losses	—	24,999	—	74,997
Noninterest Income	1,164,825	834,599	2,826,022	3,038,346
Noninterest Expense	3,872,229	3,965,954	11,232,593	10,522,097
Income Taxes	864,032	626,711	2,412,294	2,439,200
Net Income	1,368,958	910,178	3,921,668	3,843,178
Earnings Per Common Share, basic (1)	$0.33	$0.22	$0.93	$0.93
Earnings Per Common Share, assuming dilution (1) (2)	$0.32	$0.21	$0.91	$0.90
Dividends Declared (1)	$0.13	$0.12	$0.38	$0.34

	As of 9/30/05	As of 9/30/04
Total Assets	$635,050,784	$596,058,015
Loans, net	458,054,206	405,226,123
Reserve for Loan Losses	3,986,288	3,961,174
Investment Securities, net	116,212,115	136,407,987
Federal Home Loan Bank Overnight Deposit	4,197,034	4,650,000
Total Deposits	459,771,352	427,734,433
Federal Home Loan Bank Advances	90,000,000	85,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	45,937,075	42,939,848
Shares Outstanding (1)	4,220,980	4,165,680
Book Value of Shares Outstanding	10.88	10.31
Tier I Capital to Assets	8.12%	7.61%
Return on Average Assets	0.86%	0.88%
Return on Average Equity	11.78%	12.41%
Non-performing Assets as a % Total Assets	0.03%	0.14%

(1)	2004 values adjusted for 2-for-1 stock split
(2)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.